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                                                             Exhibit (a)(6)

                          RANDGOLD RESOURCES ANNOUNCES
                           EXTENSION OF EXCHANGE OFFER

London, August 16, 2002 - Randgold Resources Limited (the "Company") announced today that it is extending the expiration date of its offer to exchange each of its outstanding Rule 144A Global Depositary Shares, each representing the right to receive two of its ordinary shares, for one American Depositary Share representing the right to receive two of its ordinary shares, until midnight, New York City time, on September 16, 2002, unless further extended or withdrawn by the Company. The exchange offer was scheduled to expire at midnight, New York City time, on August 16, 2002.

As of the close of business on August 15, 2002, approximately 293,937, or 35%, of the Company's Rule 144A Global Depositary Shares had been validly tendered in connection with the exchange offer.

This news release is for informational purposes only and shall not constitute an offer of any securities for sale. The Company has filed a Registration Statement on Form F-4 and Schedule TO with the Securities and Exchange Commission in connection with the exchange offer. The Company has commenced the exchange offer and The Bank of New York, the exchange agent, has mailed the exchange offer prospectus, which is a part of the Registration Statement on Form F-4, and related transmittal documents, to the holders of the Rule 144A Global Depositary Shares. These documents contain important information about the transaction, which should be considered by shareholders prior to making a decision to tender their Rule 144A Global Depositary Shares in connection with the exchange offer.

Requests for assistance or for copies of the exchange offer prospectus and the related transmittal documents for the exchange offer should be directed to The Bank of New York, the exchange agent, at (800) 507-9357.

In addition to the Registration Statement on Form F-4, exchange offer prospectus and Schedule TO, the Company files annual and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports and other information filed by the Company at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the public reference rooms from the Securities and Exchange Commission at 1-800-SEC-0330. Copies of the Company's filings are also available at the Securities and Exchange Commission website at www.sec.gov.

This announcement has been approved for the purposes of the United Kingdom Financial Services Act 2000 by HSBC Investment Bank plc, a company regulated by the Financial Services Authority and a member of the London Stock Exchange plc.